Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the First Quarter 2009

Dunkirk, NY – April 30, 2009 –

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $405,000, or $0.07 per diluted share for the quarter ended March 31, 2009, which represents a 38.4% decrease compared to net income of $658,000, or $0.11 per diluted share for the quarter ended March 31, 2008. The decrease in net income during the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 was primarily due to a decrease in loan interest income recorded on the Company’s interest rate floor derivative product as a result of the product being sold in January 2009, a loss on the sale of the interest rate floor derivative product, an increase to our provision for loan losses as well as increased costs for our new branch office which opened in Kenmore, New York during December 2008. The decrease in net income was offset in part by increased interest income on mortgage loans and lower interest expenses on deposits and borrowings during the quarter ended March 31, 2009 compared to the same period in the prior year.

The decision to sell the interest rate floor product was made due to management’s determination that the value of the product had reached its peak based on an evaluation of estimated prime rate changes in the future. During the quarter ended March 31, 2008, the mark to market value of the interest rate floor and earnings on the product increased loan interest income by $345,000. During the quarter ended March 31, 2009, earnings on the interest rate floor product increased loan interest income by $43,000, which was $302,000 less than the amount recorded during the same period in 2008. Furthermore, the sale of the interest rate floor product in January 2009 resulted in a loss of $135,000 which was recorded in non-interest expense.

“We are pleased with our results for the first quarter. Our earnings in the first quarter of 2009 are slightly above our expected budget projections,” stated David C. Mancuso, President and CEO. “We anticipated the sale of the interest rate floor derivative product in early 2009 and recognized that our loan interest income would be lower in 2009 as a result of this sale. We have had strong loan originations during the first quarter of 2009 due to interest rates being at historically low levels. Many of our customers are modifying or refinancing their current loans which has put pressure on our net interest margin and spreads. However, interest rates on our deposits and borrowings are also at historically lower levels, thereby minimizing the impact on earnings. Lake Shore Savings is well positioned to continue to fund the residential mortgage and small business needs in the market areas that we serve.”

First Quarter 2009 Results Compared to Same Period in 2008

Net interest income increased $25,000, or 0.9%, for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008. Net interest spread and net interest margin were 2.61% and 2.97%, respectively, for the quarter ended March 31, 2009 compared to 2.83% and 3.32% for the quarter ended March 31, 2008. Loan interest income decreased $282,000 to $3.5 million for the quarter ended March 31, 2009 from $3.7 million for the quarter ended March 31, 2008. The decrease in loan interest income is primarily the result of the Company’s sale of its interest rate floor derivative product during the quarter ended March 31, 2009. Loan interest income was positively impacted by a $21.7 million, or 9.9%, increase in the average balance of loans receivable, net from $219.8 million in the first quarter of 2008 to $241.5 million in the first quarter of 2009. Interest expense on deposits decreased by $66,000, or 4.0%, for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 primarily due to lower interest rates being offered on deposit products during the 2009 period. Interest expense on short-term borrowings and long-term debt decreased by $131,000, or 21.7%, for the quarter ended March 31, 2009 compared to the same period in 2008. The average balance of borrowed funds decreased from $58.6 million as of March 31, 2008 to $51.3 million as of March 31, 2009.

Provision for loan losses during the quarter ended March 31, 2009 was $120,000 compared to no provision for loan losses during the same period in 2008. The increase in the provision for loan losses was primarily due to three commercial loans to one borrower that were considered “impaired” as of March 31, 2009. These loans, with a collective balance of $2.6 million, were made to support operations and building acquisition for a start-up franchise restaurant business. During the first quarter of 2009 we worked with the borrower to restructure the loans and the borrower was current with all payments as of March 31, 2009. At March 31, 2009 our non-performing loans comprised 0.66% of our total loan portfolio, compared to 0.70% of our loan portfolio as of March 31, 2008. At March 31, 2009 and 2008, our allowance for loan losses equaled 93.8% and 73.2% of non-performing loans, respectively. In light of current economic conditions, we are continuing to monitor our loan portfolio and we will modify the provision for loan losses as necessary in subsequent periods.

Non-interest income was $545,000 for the quarter ending March 31, 2009, a decrease of $45,000, or 7.6%, compared to $590,000 for the same period in 2008. The decrease in non-interest income was primarily due to a decrease in earnings on bank owned life insurance of $37,000 for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.

Non-interest expense increased by $189,000, or 7.6%, from $2.5 million for the quarter ended March 31, 2008 to $2.7 million for the quarter ended March 31, 2009. The increase is largely due to a loss recorded on the January 2009 sale of the interest rate floor derivative product of $135,000. FDIC insurance premiums increased by $40,000 from $7,000 for the quarter ended March 31, 2008 to $47,000 for the quarter ended March 31, 2009, as the Company had utilized the $174,000 one-time assessment credit granted by the FDIC and applied it against premiums during the 2008 period. Salaries and employee benefits increased by $37,000, or 2.7%, for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 primarily due to annual salary increases, annual increases in health insurance costs, and hiring additional staff for the branch office opened in December 2008, offset in part by a decrease in benefit expenses as a result of a one time expense to record accumulated death benefits during the quarter ended March 31, 2008. Occupancy and equipment increased by $32,000, or 9.4%, for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 primarily due to additional depreciation expense, maintenance and property taxes associated with the new branch office, offset in part by a decrease in advertising costs of $47,000 from the quarter ended March 31, 2008 to the quarter ended March 31, 2009.

First Quarter 2009 Financial Condition Compared to Fiscal Year End 2008

Total assets increased by $6.2 million, or 1.5%, to $414.1 million at March 31, 2009 compared to $407.8 million at December 31, 2008. The increase in total assets was primarily due to a $7.7 million increase in loans receivable, net. Asset growth was funded by a $7.4 million increase in deposits. Total liabilities increased $6.0 million from $353.6 million at December 31, 2008 to $359.6 million at March 31, 2009. The increase is primarily due to the increase in deposits, offset in part by a $970,000 decrease in total borrowings. Total equity was $54.4 million at March 31, 2009, compared to $54.2 million at December 31, 2008. The increase in equity was primarily due to net income and an increase in other comprehensive income for the three months ended March 31, 2009, offset in part by treasury stock purchases and dividend payments.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp, Inc.

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	March 31, 2009	December 31, 2008
	(Unaudited)
	(Dollars In Thousands)
Total assets	$414,051	$407,833
Cash and cash equivalents	25,569	29,038
Securities available for sale	115,551	112,863
Loans receivable, net	248,156	240,463
Deposits	300,656	293,248
Short-term borrowings	6,650	5,500
Long-term debt	44,340	46,460
Equity	54,430	54,228

STATEMENTS OF INCOME

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)
Total Interest Income	$4,868	$5,041
Total Interest Expense	2,081	2,279

Net Interest Income	2,787	2,762

Provision for Loan Losses	120	—

Net interest income after provision for loan losses	2,667	2,762
Non interest income	545	590
Non interest expense	2,677	2,488

Income before income taxes	535	864
Income tax	130	206

Net income	405	658

Basic and diluted earnings per common share*	$0.07	$0.11

Dividends declared per share	$0.05	$0.04

*	The Company had no dilutive securities during the periods ending March 31, 2009 and 2008.

Lake Shore Bancorp, Inc.

Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Return on average assets	0.40%	0.73%
Return on average equity	2.99%	4.86%
Average interest-earning assets to average interest-bearing liabilities	116.15%	118.04%
Interest rate spread	2.61%	2.83%
Net interest margin	2.97%	3.32%

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.66%	0.70%
Non-performing assets as a percent of total assets	0.46%	0.49%
Allowance for loan losses as a percent of total net loans	0.61%	0.51%
Allowance for loan losses as a percent of non-performing loans	93.77%	73.16%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070